EXHIBIT 99.1

CHENIERE ENERGY, INC. NEWS RELEASE
Cheniere Energy Reports Third Quarter 2012 Results
Houston, Texas - November 2, 2012 - Cheniere Energy, Inc. (“Cheniere”) (NYSE MKT: LNG) reported a net loss of $109.0 million, or $0.52 per share (basic and diluted), for the three months ended September 30, 2012, compared to a net loss of $53.9 million, or $0.67 per share (basic and diluted), for the comparable 2011 period. For the nine months ended September 30, 2012, Cheniere reported a net loss of $238.5 million, or $1.40 per share (basic and diluted), compared to a net loss of $140.9 million, or $1.94 per share (basic and diluted), during the comparable 2011 period. For the three months ended September 30, 2012, results include significant items of $23.8 million, or $0.11 per share, related to other expenses that primarily consisted of the write-down of a royalty interest and to liquefied natural gas ("LNG") terminal and pipeline development expenses primarily for the liquefaction facilities Cheniere Energy Partners, L.P. ("Cheniere Partners") is developing and constructing adjacent to the Sabine Pass LNG terminal (the "Sabine Pass Liquefaction Project"). For the nine months ended September 30, 2012, results include significant items of $81.2 million, or $0.48 per share, related to LNG terminal and pipeline development expenses for the Sabine Pass Liquefaction Project, losses due to the early extinguishment of debt, and other expenses that primarily consisted of the write-down of a royalty interest.
Results for the three and nine months ended September 30, 2012 were also impacted by increases in general and administrative expenses of $63.2 million and $63.1 million, respectively, compared to the comparable 2011 periods primarily due to the August 2012 vesting of awards under the long-term incentive plan related to LNG trains 1 and 2 of the Sabine Pass Liquefaction Project. Cheniere recorded non-cash compensation expense of $49.8 million and $54.0 million, respectively, for the three and nine months ended September 30, 2012, compared to $2.3 million and $16.6 million for the comparable periods in 2011. These increases were partially offset by a decrease in interest expense of $19.6 million and $34.1 million, respectively, as compared to the comparable 2011 periods.
Results are reported on a consolidated basis and include our ownership interest in Cheniere Partners, which was 66.4% as of September 30, 2012.
Overview of Recent Significant Events

•
In July 2012, we sold 28.0 million shares of Cheniere common stock in an underwritten public offering for net cash proceeds of $380.3 million. A portion of the proceeds were used to repay the entire outstanding principal balance plus accrued interest payable totaling $206.9 million under the Convertible Senior Unsecured Notes due August 1, 2012. As a result, Cheniere no longer has any debt outstanding on a standalone basis.

•	Cheniere Partners made significant progress on the Sabine Pass Liquefaction Project, including the following:

◦
In July 2012, Sabine Pass Liquefaction, LLC, a wholly owned subsidiary of Cheniere Partners, closed on a $3.6 billion senior secured credit facility that will be used to fund a portion of the costs of developing, constructing and placing into service LNG trains 1 and 2 of the Sabine Pass Liquefaction Project. We also purchased the remaining $333 million of our $500 million equity commitment in Class B Units from Cheniere Partners.

◦
In August 2012, Blackstone CQP Holdco LP ("Blackstone") purchased its initial $500 million of Class B Units from Cheniere Partners, and Cheniere Partners issued a full notice to proceed to Bechtel to construct LNG trains 1 and 2 of the Sabine Pass Liquefaction Project. As of October 31, 2012, Blackstone purchased $800 million additional Class B Units for an aggregate investment of $1.3 billion.

•
In August 2012, we filed an application with the Federal Energy Regulatory Commission ("FERC") to site, construct and operate an LNG terminal to be located near Corpus Christi, Texas (the "Corpus Christi Liquefaction Project") and an application with the U.S. Department of Energy ("DOE") requesting multi-contract authorization to export up to 767 Bcf of LNG per year (equivalent to 15 million tonnes per annum ("mtpa")) from the Corpus Christi Liquefaction Project to all current and future countries with which the U.S. has a Free Trade Agreement ("FTA") as well as to any country with which the U.S. does not have an FTA in effect.

•
In October 2012, Sabine Pass LNG, L.P. ("Sabine Pass LNG"), a wholly owned subsidiary of Cheniere Partners, repurchased approximately 97% of the outstanding $550 million 7.25% Senior Secured Notes due 2013 through a tender offer. The repurchase was funded from an equity contribution from Cheniere Partners and from newly issued $420 million 6.50% Senior Secured Notes due in 2020.

•	In October 2012, we received authorization from the DOE to export up to 767 Bcf per year of domestically produced LNG from the Corpus Christi Liquefaction Project to FTA countries.

Liquefaction Project Update
Sabine Pass Liquefaction Project
Cheniere Partners continues to make progress on the Sabine Pass Liquefaction Project, which is being developed for up to four LNG trains, each with a nominal production capability of approximately 4.5 mtpa.
In July 2012, Cheniere Partners secured financing of approximately $5.6 billion, including $2.0 billion of equity and $3.6 billion of debt commitments, for developing, constructing and placing into service LNG trains 1 and 2. Cheniere Partners has issued a full notice to proceed to Bechtel and construction has commenced for LNG trains 1 and 2. LNG exports from the Sabine Pass LNG terminal are anticipated to commence in late 2015, with LNG train 2 commencing operations approximately six to nine months thereafter.
Commencement of construction for LNG trains 3 and 4 is subject, but not limited to, entering into an engineering, procurement and construction ("EPC") agreement, reaching a positive final investment decision and obtaining financing. Cheniere Partners has engaged Bechtel to complete front-end engineering and design work for LNG trains 3 and 4 and has begun negotiating a lump sum turnkey EPC contract, which is expected to be finalized by the end of the fourth quarter of 2012. Construction of LNG trains 3 and 4 is expected to begin in 2013.
Corpus Christi Liquefaction Project
In August 2012, we filed applications with the FERC for authorization to site, construct and operate an LNG terminal to be located near Corpus Christi, Texas and with the DOE requesting multi-contract authorization to export up to 767 Bcf per year (equivalent to 15 mtpa) of LNG from the proposed Corpus Christi Liquefaction Project to all current and future FTA countries as well as to any non-FTA countries. In October 2012, the DOE granted us authority to export up to 767 Bcf per year of domestically produced LNG to FTA countries.

As currently contemplated, the Corpus Christi Liquefaction Project is being designed for up to three LNG trains with an aggregate peak capacity of 15 mtpa. We have engaged Bechtel to complete front-end engineering and design work. Commencement of construction for the Corpus Christi Liquefaction Project is subject, but not limited to, receiving regulatory approvals, entering into an EPC agreement, reaching a positive final investment decision and obtaining financing.

Timelines for Liquefaction Projects

Target Date
		Sabine Pass Liquefaction		Corpus Christi Liquefaction
	Milestone	Trains 1 & 2	Trains 3 & 4	Trains 1 - 3
▪	DOE export authorization	Received	Received	Received - FTA Pending - Non-FTA
▪	Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	3Q13
	- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
	- Gas Natural Fenosa	3.5 mtpa
	- KOGAS		3.5 mtpa
	- GAIL (India) Ltd.		3.5 mtpa
▪	EPC contract	Completed	4Q12	4Q13
▪	Financing commitments		1Q13	1Q14
	- Equity	Received
	- Debt	Received
▪	FERC authorization	Received	Received	1Q14
	- Certificate to commence construction	Received	2013
▪	Commence construction	Completed	2013	1Q14
▪	Commence operations	2015/2016	2016/2017	2017

Cheniere Energy, Inc. is a Houston-based energy company primarily engaged in LNG related businesses, and owns and operates the Sabine Pass LNG terminal and Creole Trail Pipeline in Louisiana. Cheniere is pursuing related business opportunities both upstream and downstream of the Sabine Pass LNG terminal. Through its subsidiary, Cheniere Energy Partners, L.P., Cheniere is developing a liquefaction project adjacent to the Sabine Pass LNG terminal for up to four LNG trains with aggregate capacity of approximately 18 mtpa. Construction has begun on LNG trains 1 and 2 at the Sabine Pass LNG terminal. Cheniere has also initiated a project to develop an LNG terminal near Corpus Christi, Texas. The Corpus Christi LNG terminal is being designed and permitted for up to three modular LNG trains, with aggregate peak capacity of up to 15 mtpa and which would include three 160,000 m3 full containment storage tanks and two LNG carrier docks. Commencement of construction for the Corpus Christi LNG terminal is subject, but not limited to, obtaining regulatory approvals, entering into long-term customer contracts sufficient to underpin financing of the project, entering into an engineering, procurement and construction contract, and Cheniere making a final investment decision. We believe LNG exports from the Corpus Christi LNG terminal could commence as early as 2017.
For additional information, please refer to the Cheniere Energy, Inc. website at www.cheniere.com and Quarterly Report on Form 10-Q for the period ended September 30, 2012, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG terminal and pipeline businesses, including liquefaction facilities, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements and (vi) statements regarding future discussions and entry into contracts. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

(Financial Table Follows)

Cheniere Energy, Inc.
Selected Financial Information
(in thousands, except per share data) (1)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Revenues
LNG terminal revenues	$65,939	$68,375	$199,269	$205,678
Marketing and trading	(292)	(2,999)	(1,641)	10,055
Oil and gas sales	350	426	1,165	2,079
Other	1	11	6	42
Total revenues	65,998	65,813	198,799	217,854

Operating costs and expenses
General and administrative expense	79,427	16,227	120,236	57,116
Depreciation, depletion and amortization	15,233	15,271	47,001	46,282
LNG terminal and pipeline operating expense	14,056	10,976	36,606	29,023
LNG terminal and pipeline development expense	11,721	11,143	54,629	32,936
Oil and gas production and exploration costs	78	1,841	244	2,117
Total operating costs and expenses	120,515	55,458	258,716	167,474
Income (loss) from operations	(54,517)	10,355	(59,917)	50,380

Other income (expense)
Interest expense, net	(45,504)	(65,125)	(159,719)	(193,867)
Loss on early extinguishment of debt	—	—	(15,098)	—
Derivative gain (loss), net	287	(716)	(288)	(1,164)
Other income (expense)	(12,081)	17	(11,500)	245
Total other expense	(57,298)	(65,824)	(186,605)	(194,786)
Loss before income taxes and non-controlling interest	(111,815)	(55,469)	(246,522)	(144,406)
Income tax provision	(61)		(211)
Loss before non-controlling interest	(111,876)	(55,469)	(246,733)	(144,406)
Non-controlling interest	2,875	1,533	8,277	3,459
Net loss	$(109,001)	$(53,936)	$(238,456)	$(140,947)

Net loss per share attributable to common stockholders—basic and diluted	$(0.52)	$(0.67)	$(1.40)	$(1.94)
Weighted average number of common shares outstanding—basic and diluted	208,712	80,473	170,414	72,739

	As of September 30,	As of December 31,
	2012	2011
Cash and cash equivalents	$214,995	$459,160
Restricted cash and cash equivalents	500,711	102,165
Accounts and interest receivable	29,200	6,562
LNG inventory	6,597	3,043
Prepaid expenses and other	15,911	20,522
Non-current restricted cash and cash equivalents	267,700	82,892
Property, plant and equipment, net	2,995,052	2,107,129
Debt issuance costs, net	222,144	33,356
Goodwill	76,819	76,819
Other assets	54,596	23,677
Total assets	$4,383,725	$2,915,325

Current liabilities	$168,122	$584,960
Long-term debt (including related party debt), net of discount	2,295,939	2,474,711
Long-term deferred revenue	22,500	25,500
Long-term derivative liabilities	29,384	—
Other non-current liabilities	2,882	3,146
Non-controlling interest	1,268,004	208,575
Stockholders' equity (deficit)	596,894	(381,567)
Total liabilities and deficit	$4,383,725	$2,915,325

	Sabine Pass LNG		Cheniere Partners		Other Cheniere	Consolidated Cheniere
Cash and cash equivalents	$—		$—		$214,995	$214,995
Restricted cash and cash equivalents	142,217	(2)	617,382	(3)	8,812	768,411
Total	$142,217		$617,382		$223,807	$983,406

As of September 30, 2012, we had unrestricted cash and cash equivalents of approximately $215 million available to Cheniere. In addition, we had consolidated restricted cash and cash equivalents of $768.4 million (which included cash and cash equivalents and other working capital available to Cheniere Partners, in which we own a 66.4% interest, and Sabine Pass LNG) designated for the following purposes: $137.3 million for interest payments related to the Senior Notes; $4.9 million for Sabine Pass LNG's working capital; $617.4 million for the Sabine Pass Liquefaction Project and for Cheniere Partners' working capital; and $8.8 million for other restricted purposes.

(1)	Please refer to the Cheniere Energy, Inc. Quarterly Report of Form 10-Q for the period ended September 30, 2012, filed with the Securities and Exchange Commission.

(2)	All cash and cash equivalents presented above for Sabine Pass LNG are considered restricted to us, but $4.9 million is considered unrestricted for Sabine Pass LNG.

(3)
All cash and cash equivalents presented above for Cheniere Partners are considered restricted to us, but $369.1 million is considered unrestricted for Cheniere Partners, including the $4.9 million considered unrestricted for Sabine Pass LNG.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259